Exhibit 99.1
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JAVELIN

FOR IMMEDIATE RELEASE

            PRELIMINARY PHASE IIB STUDY DATA DEMONSTRATE RYLOMINE(TM)
               SIGNIFICANTLY REDUCES POSTSURGICAL ORTHOPEDIC PAIN

NEW YORK, NEW YORK, OCTOBER 12, 2005 - Javelin Pharmaceuticals, Inc. (OTC BB:
JVPH) announced that a Phase IIb study of Rylomine(TM) (intranasal morphine) met its primary endpoint of a linear dose-response for pain relief over four hours as measured on the Visual Analog Scale (VAS). In this phase IIb study, patients with moderate-to-severe pain after orthopedic surgery given a single dose of either Rylomine(TM) or intravenous morphine experienced statistically significant pain relief over 4 hours compared to patients who received placebo.

"Morphine is the gold standard to which all other strong analgesics are compared," stated Dr. Daniel Carr, CEO and Chief Medical Officer, Javelin Pharmaceuticals. "For years, clinicians have relied upon injectable morphine to provide rapid and effective pain relief. Rylomine(TM) employs a proprietary morphine formulation that delivers rapid and clinically meaningful analgesia without the need for a needle or syringe, and is easy to administer. This study in an accepted model for postoperative pain confirms and extends Javelin's prior clinical trials with Rylomine(TM) and will be important for later approvals by both US and European Regulatory Agencies. No strong analgesic has a more well-characterized safety and efficacy profile than morphine, but until now there has been no way to give it as an intranasal dose that achieves the same analgesic effect as an intravenous injection."

In the study, termed MOR-002, 187 patients with moderate-to severe postsurgical pain were randomized in the single dose phase to receive either a bolus intravenous injection of morphine 7.5 mg, one of four doses of Rylomine(TM) ranging from 3.75 to 30 mg or placebo, and in the multiple dose phase to receive either 7.5 mg or 15 mg of Rylomine(TM). Single intranasal doses of Rylomine(TM) showed an orderly dose response as compared to patients given placebo, with analgesic effects similar to intravenous morphine for the highest intranasal doses. Further analyses of the data are ongoing and will be submitted for presentation at an upcoming medical meeting.

Preliminary analysis of the data did not reveal any unexpected safety signals. There were no serious adverse events related to study drug. Local adverse events associated with nasal administration (bad taste, nasal congestion, throat irritation, sneezing) were more common in the active morphine intranasal group.


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General adverse events related to active drug regardless of route of administration, were dose related and consistent with morphine's pharmacologic effects including dizziness, nausea, sedation, and vomiting.

ABOUT THE STUDY

A total of 187 post-bunionectomy patients from the United States were randomized in this multi-center, double-blind, placebo- and comparator-controlled study to receive either single bolus intravenous injection of morphine 7.5 mg, varying intranasal doses of Rylomine(TM) (3.75 to 30 mg), or placebo. After the single dose phase, patients received multiple doses of Rylomine(TM) (7.5 or 15 mg) over the course of the 24-hour treatment period. In this "blinded" study, patients received treatments of which the identity was not known by either the Investigator or the patient.

ABOUT RYLOMINE(TM)

Rylomine(TM) is a patient-controlled nasal spray that delivers a single, metered dose of morphine, an opioid analgesic used for the treatment of moderate-to-severe pain. After use, a negligible amount of morphine remains in the dispenser. Parenteral morphine is the standard of care in the management of acute pain, especially in the postsurgical setting, where analgesic requirements vary between individuals and may fluctuate even in the same patient. Intravenous morphine analgesia has rapid onset, excellent efficacy, can accommodate variations in analgesic demand, and has risks that are well understood by medical personnel. Morphine, like many drugs, is poorly absorbed across mucosal barriers and, in particular, the nasal membrane. Javelin's proprietary technology allows for nasal delivery of predictable therapeutic blood levels of morphine. The key to this technology is ChiSys(TM), a carbohydrate polymer that, while pharmaceutically inert by itself, enhances the absorption of compounds across mucosal membranes such as those found in the nasal cavity. The contribution of ChiSys(TM) to enhancing mucosal drug absorption reflects several factors including its potent mucoadhesive property, which prevents drug washout. Rylomine(TM) is a novel formulation of morphine and ChiSys(TM) packaged in a single 7.5 mg unit nasal spray. Worldwide, no comparable formulation of morphine has been previously been made available.

ABOUT JAVELIN

Javelin is a specialty pharmaceutical company, applying innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market.

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This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials,


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the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.


     INVESTOR CONTACT:                          MEDIA CONTACT:

     The Investor Relations Group               The Investor Relations Group
     John Nesbett/Michael Crawford              Janet Vasquez
     (212) 825-3210                             (212) 825-3210

     Javelin Pharmaceuticals, Inc.
     June Gregg
     (212) 554-4550


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